ITEM 77C- MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

At a June 7, 2005, Special Meeting of Shareholders, ING Investors Trust was asked to change the Portfolio from a diversified portfolio to a non-diversified portfolio.

                                                               SHARES VOTED AGAINST
                                 PROPOSAL   SHARES VOTED FOR        OR WITHHELD
                                 --------   ----------------   --------------------
ING Legg Mason Value Portfolio       1       30,293,114.987        4,181,499.828